EXHIBIT 15

STATE STREET CORPORATION

Independent Registered Public Accounting Firm’s Acknowledgement Letter

The Shareholders and Board of Directors

State Street Corporation

We are aware of the incorporation by reference in Registration Statements (Form S-3: No. 333-132606 and Form S-8: Nos. 333-100001, 333-99989, 333-65281, 333-46678, 333-36409, 333-16979, 33-57359, 33-38672, 33-38671, 33-2882, 2-93157, 2-88641, 2-68696 and 2-68698), of our reports dated May 4, 2006 and August 3, 2006 relating to the unaudited condensed consolidated interim financial statements of State Street Corporation that are included in its Forms 10-Q for the quarters ended March 31, 2006 and June 30, 2006.

Under Rule 436(c) of the 1933 Act, our report is not a part of the registration statements prepared or certified by accountants within the meaning of Section 7 or 11 of the 1933 Act.

Boston, Massachusetts
August 3, 2006